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                                                                    EXHIBIT 6(g)

                                  MORTGAGE LOAN

                           PURCHASE AND SALE AGREEMENT



                                    LIFE BANK
                                    Purchaser



                              AUSTIN FUNDING CORP.
                         --------------------------------
                                     Seller



                        Dated as of February 22, 1999
                                    -----------     -




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                    -----------------------------------------
                    MORTGAGE LOAN PURCHASE AND SALE AGREEMENT
                    -----------------------------------------

This MORTGAGE LOAN PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of February 22, 1999, by and between LIFE BANK ("Purchaser") and Austin Funding Corp. ("Seller").

                                 WITNESSETH:

WHEREAS, Seller desires to sell, from time to time to Purchaser, and Purchaser desires to purchase, from time to time from Seller, mortgage loans on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

SECTION 1. DEFINITIONS

     For purposes of this Agreement, the following capitalized terms have the respective meanings set forth below.

     APPRAISED VALUE:  The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

      ASSIGNMENT
      OF MORTGAGE:     An assignment of the Mortgage, notice of transfer of
                       equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related
                       Mortgaged Property is located to reflect the sale of the Mortgage to Purchaser, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering the Mortgage
                       Loans secured by Mortgaged Properties located in the same jurisdiction, if permitted by law.

      CLOSING DATE:    The date or dates on which Purchaser from time to time
                       shall purchase, and Seller from time to time shall sell, Mortgage Loans.

      CUT-OFF DATE:    The first day of the month in which the related Closing
                       Date occurs.

      DUE DATE:        The day of the month on which the Monthly Payment is due
                       on a Mortgage Loan, exclusive of any days of grace.

      ESCROW PAYMENTS: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor (or requested by the Mortgagor) with the mortgagee pursuant to the Mortgage or any other document.

      FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

      FNMA: The Federal National Mortgage Association, or any successor thereto.

      FNMA GUIDES:     The FNMA Seller's Guide and the FNMA Servicer's Guide and
                       all amendments or additions thereto.

                                     Page 1

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    MANUAL:            Purchaser's Correspondent Seller Guide, as amended from
                       time to time.

    MONTHLY PAYMENT:   The scheduled monthly payment of principal and interest
                       on a Mortgage Loan.

    MORTGAGE:          The mortgage, deed of trust or other security instrument
                       securing a Mortgage Note, which creates a valid first or second lien on an unsubordinated estate in fee simple or leasehold estate in real property securing the Mortgage
                       Note.

    MORTGAGE FILE:     All documents now held, or subsequently acquired by
                       Seller relating to a Mortgage Loan.

    MORTGAGE
    INTEREST RATE:     The annual rate interest borne on a Mortgage Note, which
                       shall be adjusted from time to time with respect to adjustable rate Mortgage Loans.

    MORTGAGE LOAN:     An individual Mortgage Loan which is the subject of this
                       Agreement, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding repurchased mortgage loans.

    MORTGAGE NOTE:     The note and any modifications or other evidence of the
                       indebtedness of a Mortgage secured by a Mortgage.

    MORTGAGED
    PROPERTY:          The real property securing repayment of the debt
                       evidenced by a Mortgage Note.

    MORTGAGOR:         The obligor on a Mortgage Note.

    PMI OR PRIMARY
    INSURANCE
    POLICY: A policy of primary mortgage guaranty insurance issued by a Qualified Insurer.

    PROGRAM
    REQUIREMENTS:      Purchaser's requirements (sometimes referred to by
                       Purchaser as "individual program parameters/guidelines", as amended from time to time, for each type of loan which Purchaser is willing to purchase under this Agreement.

    PURCHASE PRICE:    The price paid on the related Closing Date by Purchaser
                       to Seller in exchange for the Mortgage Loans purchased on such Closing Date as calculated in Section 4 of this Agreement.

    QUALIFIED INSURER: An insurance company duly qualified as such under laws of the state in which the related Mortgage Property is located, duly authorized and licensed in such state to transact the applicable insurance business and to write the insurance provided, as described in the Manual.

    REPURCHASE PRICE:  With respect to any Mortgage Loan, a price equal to (i)
                       the greater of (a) the principal portion of the Purchase Price and (b) the outstanding principal balance of the Mortgage Loan as of the Cut-Off Date; less (ii) any payments of principal received by Purchaser; plus (iii) interest at the Mortgage Interest Rate from the last date through which interest has been paid to Purchaser to the date of repurchase; plus (iv) any premium (amount paid above par) originally paid to Seller by Purchaser; plus
                       (v) any other expenses incurred by Purchaser with respect to such Mortgage Loan as a result of a breach of a Seller representation, warranty or covenant with respect to such Mortgage Loan.

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    SECTION 2. PURCHASE AND SALE OF MORTGAGE LOANS

      From time to time, Seller may sell to Purchaser, and Purchaser may purchase from Seller, one or more Mortgage Loans in accordance with the procedures and on the terms and conditions set forth in the Manual, the related Program Requirements and this Agreement.

    SECTION 3. DELIVERY AND REVIEW OF LOAN DOCUMENTATION

      With respect to each Mortgage Loan proposed to be sold to Purchaser by Seller, Seller shall deliver to Purchaser loan documentation in accordance with the procedures and requirements set forth in the Manual and the related Program Requirements. Purchaser may, at its option and without notice to Seller, purchase Mortgage Loans without a partial or complete review of the loan documentation. Purchaser's review or failure to review the loan documentation or failure to conduct any partial or complete review shall not affect Purchaser's right to demand repurchase of a Mortgage Loan or other relief as provided in this Agreement.

    SECTION 4. PURCHASE PRICE

      The Purchase Price for each Mortgage Loan shall be (i) the percentage of par (including any premium) agreed upon by Purchaser and Seller in accordance with the procedures set forth In the Manual and as shown in the daily Correspondent Pricing publication, multiplied by the outstanding principal balance, as of the related Cut-Off Date, of the Mortgage Loan, after application of scheduled payments of principal due on or before the related Cut-Off Date whether or not collected; plus (ii) interest on such principal balance at the related Mortgage Interest Rate from the related Cut-Off Date to the day prior to the related Closing Date, inclusive.

    SECTION 5. PAYMENT COLLECTION TRANSITION PROCEDURES

      Purchaser shall be entitled to (i) all scheduled principal due after the related Cut-Off Date, (ii) all other recoveries of principal collected after the related Cut-Off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-Off Date and collected by Seller after the related Cut-Off Date shall belong to the Seller), and (iii) all payments of interest on the Mortgage Loans (minus that portion of any such payment which is allocable to the period prior to the related Cut-Off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-Off Date is determined after application of payments of principal due on or before the related Cut-Off Date whether or not collected. Therefore, payments of scheduled principal and interest prepaid for a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-Off Date. Such prepaid amounts shall be the property of Purchaser and shall be paid to Purchaser on the related Closing Date. All payments of principal and interest due after the related Cut-Off Date and received by Seller shall be promptly paid to Purchaser.

    SECTION 6. CONVEYANCE OF MORTGAGE LOANS

      As of each Closing Date, Seller hereby transfers, and assigns and conveys to Purchaser the related Mortgage Loans, Mortgage Files and all other rights and interests related hereto. The sale of each Mortgage Loan shall be reflected on Seller's balance sheet and other financial statements as a sale of assets by Seller.

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   SECTION 7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER;
              REMEDIES FOR BREACH

        7.01  REPRESENTATIONS AND WARRANTIES RESPECTING SELLER

              Seller represents, warrants and covenants to Purchaser that as of each Closing Date or as of such date specifically provided herein:

              (a) DUE ORGANIZATIONAL AND AUTHORITY

                  Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state wherein it owns or leases any material properties or where a Mortgaged Property is located, if the laws of such state require licensing or qualification in order to conduct business of the type conducted by Seller. In each case except to the extent the failure to be licensed or qualified would not materially and adversely affect Seller's ability to perform in accordance with this Agreement, and in any event Seller is an compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loans; Seller has full corporate power, authority and legal right to transfer and convey the Mortgage Loans and to execute and deliver this Agreement and to perform in accordance with the terms of this Agreement; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement and all agreements contemplated hereby evidence the valid, legal, binding and enforceable obligation of Seller, regardless of whether such enforcement is sought in a proceeding in equity or at law, and all requisite corporate action has been taken by Seller to make this Agreement and all agreements contemplated hereby valid and binding upon the Seller in accordance with their terms.

              (b) ORDINARY COURSE OF BUSINESS

                  The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by Seller pursuant to this Agreement are not subject to the bulk transfer of any similar statutory provisions in effect in any applicable jurisdiction.

              (c) NO CONFLICTS

                  Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by Seller, the sale of the Mortgage Loans to Purchaser or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of Seller's charter or bylaws or any legal restriction or any agreement or instrument to which Seller is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which Seller or its property is subject, or result in the creation or imposition of any lien, charge or encumbrance that would have an adverse affect upon any of its properties pursuant to the terms of any mortgage, contract, deed or trust or other instrument or impair the ability of Purchaser to realize on the Mortgage Loans, impair the value of the Mortgage Loans, or impair the ability of Purchaser to realize the full benefit of insurance benefits relating to the Mortgage Loans.


                                     Page 4

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              (d) ABILITY TO SELL/SERVICE

                  Seller is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws and regulations and is in good standing to endorse, originate, sell and to service mortgage loans in the jurisdiction where the Mortgaged Properties are located. Seller warrants no event has occurred, including but not limited to a change in insurance coverage which would make Seller unable to comply with all eligibility requirements.

              (e) ABILITY TO PERFORM; SOLVENCY

                  Seller does not believe, nor does it have any reason to cause to believe, that it cannot perform each and every covenant contained in this Agreement. Seller is solvent and the sale of the Mortgage Loans will not cause Seller to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of Seller's creditors.

              (f) NO LITIGATION PENDING

                  There is no action, suit, proceeding or investigation pending or threatened against Seller which, either in any one instance or in the aggregate, may result in any material adverse change in the business operations, financial condition, properties or assets of Seller, or in any conducted, or in any material impairment of the right or ability of Seller to carry on its business substantially as now conducted, or in any material liability on the part of Seller, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of Seller contemplated herein, or which would be likely to impair materially the ability of Seller to perform under the terms of this Agreement.

              (g) NO CONSENT REQUIRED

                  No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body is required for the execution, delivery and performance by Seller of or compliance by Seller with this Agreement of the sale of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the Closing Date.

              (h) SELECTION PROCESS

                  The Mortgage Loans were selected from among the outstanding one-to-four family mortgage loans in Seller's portfolio as to which the representations and warranties set forth in Subsection 7.02 could be made and such selection was not made in a manner so as to affect adversely the interests of Purchaser.

              (i) NO UNTRUE INFORMATION

                  Neither this Agreement nor any statement, report, form, or other document furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained therein not misleading.


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              (j) FINANCIAL STATEMENTS

                  Seller has delivered to Purchaser financial statements as to its last two complete fiscal years and any later quarter ended more than 90 days prior to the execution of this Agreement. All such financial statements fairly present the pertinent results of operations and changes in financial position for each of such periods and the financial position at the end of each such period of Seller and its subsidiaries and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial conditions, properties or assets of Seller since the date of Seller's financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement.

              (k) SALE TREATMENT

                  Seller has been advised by its independent certified public accountants that under generally accepted accounting principles the transfer of the Mortgage Loans may be treated as a sale on the books and records of Seller.

              (1) REASONABLE PURCHASE PRICE

                  The consideration received by Seller upon the sale of the Mortgage Loans under this Agreement constitutes fair consideration and reasonably equivalent value for the Mortgage Loans.

       7.02   REPRESENTATION AND WARRANTIES REGARDING INDIVIDUAL MORTGAGE LOANS

              As to each Mortgage Loan, Seller shall be deemed to make representations and warranties to Purchaser as of each related Closing Date as follows:

              (a) UNDERWRITING; COMPLIANCE WITH MANUAL

                  Each Mortgage Loan was originated and underwritten in accordance with the Manual and related Program Requirements, and each Mortgage Loan and Mortgage File has been delivered in accordance with and is in full compliance with the Manual and related Program Requirements.

              (b) PAYMENTS CURRENT

                  All payments required to be made up to the Closing Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment required under the Mortgage Loan is delinquent nor has any payment under the Mortgage Loan been delinquent at any time since the origination of the Mortgage Loan, unless disclosed in writing to and approved by Purchaser prior to Closing Date.

              (c) NO OUTSTANDING CHARGES

                  There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or, if required by the Mortgage or applicable law, an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable.


                                     Page 6


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                  Seller has not advanced funds, or induced, solicited or
                  knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is earlier, to the date which precedes by one month the Due Date of the first installment of principal and interest.

              (d) ORIGINAL TERMS UNMODIFIED; NO DEFENSES

                  The terms of the Mortgage Loan Note and Mortgage have not been impaired, altered or modified in any respect, and no Mortgagor has been released, in whole or in part except as disclosed in writing to and approved by Purchaser prior to Closing Date. The Mortgage Loan is not subject to any right of rescission set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor, in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated.

              (e) HAZARD INSURANCE

                  All buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of the Manual. If upon origination of the Mortgage Loan, the Mortgage Property was in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance was required by federal regulation and such flood insurance has been made available), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration and the Manual. All individual insurance policies contain a standard mortgagee clause naming Seller and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a "master" or "blanket" hazard insurance policy covering the common facilities of a planned unit development. Each insurance policy required hereunder is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of Purchaser upon the consummation of the transactions contemplated by this Agreement. Seller has not engaged in, and has no knowledge of the Mortgagor's having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Seller.

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              (f) COMPLIANCE WITH APPLICABLE LAWS

                  Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, and Seller shall maintain in its possession, available for Purchaser's inspection, and shall deliver to Purchaser in the Mortgage File, evidence of compliance with all such requirements, to the extent compliance requires preparation of one or more documents.

              (g) NO SATISFACTION OF MORTGAGE

                  The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor's failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

              (h) VALID FIRST OR SECOND LIEN.

                  The Mortgage is a valid, subsisting and enforceable first or second lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject to:

                  (1) the lien of current real property taxes and assessments not yet due and payable;

                  (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender's title Insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

                  (3) other matters to which like properties are commonly
                      subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

                      Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first or second lien and first or second priority security interest an the property described therein and Seller has full right to sell and assign the same to Purchaser.

              (i) VALIDITY OF MORTGAGE DOCUMENTS

                  This Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms.

                  All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement. The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein.

              (j) FULL DISBURSEMENT OF PROCEEDS

                  Except as permitted by the Manual and the related Program Requirements, the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refunds of any amounts paid or due under the Mortgage Note or Mortgage.

              (k) OWNERSHIP

                  Seller is the sole owner of record and holder of the Mortgage Loan. Upon receipt of the Purchase Price therefor, the Mortgage Loan shall not be assigned or pledged, and Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Mortgage Loan to Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement, and following the sale of each Mortgage Loan, Purchaser will own such Mortgage Loans free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. Seller intends to relinquish all rights to possess, control and monitor the Mortgage Loan. After the Closing Date, Seller will have no right to modify or alter the terms of sale of the Mortgage Loan and Seller will have no obligation or right to repurchase the Mortgage Loan, except as provided in Section 7.03 hereof.

              (l) DOING BUSINESS

                  All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, (ii) organized under the laws of such state, (iii) qualified to do business in such state,
                  (iv) federal savings and loan association or national banks having principal offices in such state, or (v) not doing business in such state.

              (m) PRIVATE MORTGAGE INSURANCE (PMI) POLICY

                  All provisions of any PMI Policy have been and are being complied with, such policy is valid and remains in full force and effect, and all premiums due thereunder have been paid. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage.

                  If the Mortgage Loan provides for negative amortization the potential of negative amortization, the PMI Policy insures any increase in the outstanding principal balance over the original balance of the Mortgage Note. Any Mortgage Loan subject to a PMI Policy obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for each such Mortgage Loan Is net of any such insurance premium.

              (n) TITLE INSURANCE

                  The Mortgage Loan is covered by either (i) an attorney's opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area where the Mortgaged Property is located or (ii) an ALTA lender's title insurance policy or other generally acceptable to FNMA, or
                  (iii) an abbreviated title insurance policy as described in the Manual and each such title insurance policy is issued by a title insurer acceptable to FNMA and is qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first or second priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses
                  (1), (2) and (3) of paragraph (h) of this Section 7.02, and, in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Seller, its successors and assigns, are the sole insureds of such lender's title insurance policy, and such lender's title insurance policy is valid and remains in full force and effect. No claims have been made under such lender's title insurance policy, and no prior holder of the Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Seller.

              (o) NO DEFAULTS

                  There is no default, breach, violation or event of acceleration existing under the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration.

              (p) NO MECHANICS' LIENS

                  There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage.

              (q) LOCATION OF IMPROVEMENTS; NO ENCROACHMENTS

                  All improvements which were considered in determining the Appraised Value of (he Mortgage Property lie wholly within the boundaries and building restrictions lines of (he Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation.

              (r) ORIGINATION; PAYMENT TERMS

                  The Mortgage Loan was originated by a mortgagee or by a savings and loan association, a savings bank, a commercial bank or similar banking institution or other lender which is supervised and examined by a federal or state authority. The Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest (which Installments of interest. with respect to adjustable rate Mortgage Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each interest rate adjustment date, with interest calculated and payable in arrears) sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization. There is no negative amortization or balloon payment terms, except as permitted by the Manual and the related Program Requirements.

              (s) CUSTOMARY PROVISIONS

                  The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including (i) in the case of a Mortgage designated as a deed of trust. by trustee's sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee's sale of, the Mortgaged Property pursuant to the proper procedures, (he holder of (he Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage.

              (t) CONFORMANCE WITH PURCHASER STANDARDS

                  Each Mortgage Loan was underwritten in accordance with the Manual, and the Mortgage Note and Mortgage are on forms acceptable to Purchaser, and Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used.

              (u) OCCUPANCY AND USE OF THE MORTGAGED PROPERTY

                  All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. No portion of the Mortgaged Property is used for commercial purposes.

              (v) NO ADDITIONAL COLLATERAL

                  The Mortgage Note Is not and has not been secured by any collateral except the lien of the corresponding Mortgage and (he security Interest of any applicable security agreement or chattel mortgage referred to in (h) above.

              (w) DEEDS OF TRUST

                  In the event the Mortgage constitutes a deed of trust, a trustee. authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage. and no fees or expenses are or will become payable by Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor.

              (x) ACCEPTABLE INVESTMENT

                  Based on prudent underwriting practices, Seller is not aware of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that can reasonably be expected to cause private or institutional investors to regard the Mortgage Loan as an unacceptable investment, cause (he Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan.

              (y) DUE-ON-SALE

                  The Mortgage contains an enforceable provision for (tie acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property Is sold or transferred without the prior written consent of the mortgagee thereunder.

              (z) NO BUY DOWN PROVISIONS; NO GRADUATED PAYMENTS OR
                  CONTINGENT INTERESTS

                  Except as permitted by the Manual and the related Program Requirements, the Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a "Buy down" provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

             (aa) CONSOLIDATION OF FUTURE ADVANCES

                  Any future advances made prior to the Cut-Off Date have been consolidated with the outstanding principal amount secured by the Mortgage. and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly Insured as having first or second lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee's consolidated interest or by other title evidence acceptable to FNMA and Purchaser. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

             (bb) MORTGAGE PROPERTY UNDAMAGED

                  The Mortgage Property is undamaged by waste, fire. earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgage Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is In good repair. There have not been any condemnation proceeding with respect to the Mortgaged Property, and Seller has no knowledge of any such proceedings In the future.

             (cc) SERVICING; ESCROW DEPOSITS; INTEREST RATE ADJUSTMENTS

                  The Mortgage Loans have been serviced in accordance with all applicable state and federal laws and with the FNMA Guides. With respect to escrow deposits and Escrow Payments, all such payments have or will be transferred to Purchaser in accordance with the Manual and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. If required under the Mortgage and not prohibited by applicable law, an escrow of funds has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited.

             (dd) NO VIOLATION OF ENVIRONMENTAL LAWS

                  There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue, and nothing further remains to be done to satisfy in full requirements of each such law, rule or regulation constituting a prerequisite to residential use and enjoyment of said property.

             (ee) SOLDIERS' AND SAILORS' CIVIL RELIEF ACT

                  The Mortgagor has not notified Seller and Seller has no knowledge of any relief requested by the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1990.

             (ff) LEASEHOLDS

                  With respect to any Mortgage Loan secured by a leasehold estate, the Mortgage Loan satisfies the FNMA requirements for leasehold mortgages including, without limitation, that the lease is valid and in good standing, all rents and other payments that have become due under the lease have been paid properly, the lessee is not in default under any provision of the lease, the lease does not provide for its forfeiture or termination for any reason except the non-payment of lease rents, and the maturity date of the lease is at least ten years after the maturity date of the Mortgage.

             (gg) NO MISREPRESENTATION

                  Neither the Mortgagor nor any other party has made any misrepresentation or committed fraud in connection with the origination of the Mortgage Loan or the sale of the Mortgage Loan to Purchaser.


         7.03 REMEDIES FOR BREACH OF REPRESENTATIONS AND WARRANTIES

              (a) REPURCHASE

                  It is understood and agreed that the representation and warranties set forth in Sections 7.01 and 7.02 and in the Manual shall survive the sale of the Mortgage Loans to Purchaser and shall inure to the benefit of Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either Seller or Purchaser of a breach of any of the foregoing representation and warranties which adversely affects the value of the Mortgage Loans or the interest of the Purchaser (or which adversely affects the interests of the Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other. Within 30 days of the earlier discovery by or notice to Seller of any such breach of a representation or warranty, the Seller shall use its best efforts promptly to cure such breach in all material respects, and if such breach cannot be cured, Seller shall, at Purchaser's option, repurchase the Mortgage Loan adversely affected by such breach at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in
                  Section 7.01 and such breach cannot be cured within 30 days of the earlier of either discovery by or notice to Seller of such breach, all of the Mortgage Loans adversely affected by such breach shall, at the Purchaser's option, be repurchased by Seller at the Repurchase Price. At the time of repurchase of a Mortgage Loan, Purchaser and Seller shall arrange for the reassignment of such Mortgage Loan to Seller and the delivery to Seller of any documents held by Purchaser relating to such Mortgage Loan.

              (b) REMEDY FOR NON-DELIVERY OF DOCUMENTS

                  In the event the Seller is required to deliver to the Purchaser any document related to a purchased loan pursuant hereto and Seller fails to deliver such document in the proper form, Purchaser shall notify Seller of the breach. and Seller shall have thirty (30) days from the date of notice to cure the breach or such longer period as agreed upon by the parties hereto in writing. If Seller has not cured the breach within the thirty-day cure period or such longer period as agreed upon by the parties hereto in writing, Seller shall within ten
                  (10) business days repurchase the loan upon Purchaser's or its representatives' demand at the Repurchase Price. Any loan repurchased from Purchaser pursuant to this Section shall be without recourse, representation or warranty,

                  Notwithstanding the above, Seller shall have sixty (60) days to deliver to Purchaser a final title insurance policy if Purchaser purchases a loan in reliance on a marked-up title insurance commitment, title insurance binder or certificate. If Seller fails to deliver said policy, Seller shall within ten (10) business days repurchase the loan upon Purchaser's or its representatives' demand at the repurchase price.

              (c) INDEMNIFICATION

                  In addition to such repurchase obligation, Seller shall indemnity Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller representations or warranties contained in this Agreement. It is understood and agreed that the obligations of Seller set forth in this Section 7.03 to cure or repurchase a defective Mortgage Loan and to indemnify Purchaser as provided in this Section 7.03 constitute the sole remedies of Purchaser respecting a breach of the foregoing representations and warranties.

       7.04   REMEDY FOR EARLY PAYMENT DELINQUENCY OR DEFAULT

              Purchaser shall have the right to demand repurchase, at the Repurchase Price by the Seller within ten (10) business days, any Mortgage Loan as to which one of the following conditions apply:

                    o    Any failure by the Borrower to make any of the first
                         (1) payment due to the Purchaser or Purchaser's Servicer in their entirety by the close of business on the date on which the following payment becomes due; regardless of whether such payment is subsequently paid by borrower, such loan shall be considered a "30-Day delinquent loan."

                    o Foreclosure proceedings have been initiated based on a delinquency which began with the second or third Monthly Payments due to the Purchaser or Purchaser's Services. Such loan shall be considered an "Early Payment Default" Notwithstanding the preceding sentence. Seller shall not be obligated to repurchase a Mortgage Loan solely because an "Early Payment Default" exists with respect thereto if such Early Payment Default" was caused directly by a "Mitigating Cause", A "Mitigating Cause" is an event or circumstance that (i) occurred after the Closing Date for such Mortgage Loan,
                         (ii) was beyond the control of Seller and any other person or entity involved in the origination of the Mortgage Loan, and (iii) at the time the Mortgage Loan was funded, was unforeseeable by Seller, any other person or entity involved in the origination of the Mortgage Loan and the related Mortgagor. All three conditions listed in clauses (i) - (iii) in the preceding sentence must be satisfied for an event or circumstance to be a "Mitigating Cause" repurchase of Early Payment Delinquencies.

    SECTION 8. POST SETTLEMENT ADJUSTMENTS

           In the event that a premium is paid by the Purchaser to Seller on a loan and such loan is prepaid in full by the borrower within (12) twelve months the date of purchase, the Seller, within (ten) 10 business days, refund to Purchaser in Immediately available funds, the appropriate percentage specified below, the premium paid by the Purchaser to the Seller:

                  DAYS FOLLOWING SETTLEMENT.     PREMIUM REBATE
                  ---------------------------    --------------
                           0-30 days                12/12
                         31 -60 days                11/12
                          61-90 days                10/12
                         91-120 days                 9/12
                        121-150 days                 8/12
                        151-180 days                 7/12
                        181-210 days                 6/12
                        211-240 days                 6/12
                        241-270 days                 4/12
                        271-300 days                 3/12
                        301-330 days                 2/12
                        331-360 days                 1/12

             In the event the borrower prepays a mortgage prior to maturity, and such mortgage contains a prepayment provision which is enforceable under all applicable laws, then the premium rebate payable will be reduced by the amount of the prepayment fee received by purchaser. Setter agrees to pay purchaser the difference between the prepayment fee paid by the borrower add the premium rebate if any.

             Seller shall not be liable or responsible to Purchaser for repayment of any premium rebates to any Mortgage Loan which is refinanced by Purchaser, and subsidiary, affiliate, parent organization of or successor institution into which Purchaser may be merged or consolidated.

    SECTION 9. CLOSING

             The closing for each Mortgage Loan shall take place on the related Closing Date and shall be subject to each of the following conditions:

        (a) All of the representations and warranties of Seller under this Agreement shall be true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement; and

        (b) All other terms and conditions of this Agreement, the Manual and the related Program Requirements shall have been complied with.

             Subject to the foregoing conditions. Purchaser shall pay to Seller on the related Closing Date the Purchase Price, by wire transfer of immediately available funds to the account designated by Seller.

    SECTION 10. CLOSING DOCUMENTS

      Concurrently with execution of this Agreement, Seller has delivered to Purchaser a Seller's Officer's Certificate, in the form of Exhibit A hereto, including all attachments thereto. Seller shall update such document from time to time as Purchaser may reasonably request.

    SECTION 11. COSTS

      Purchaser shall pay the legal fees and expenses of its attorneys. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including recording fees, fees for title policy endorsements and continuations and Seller's attorneys fees shall be paid by Seller.

    SECTION 12. TRANSFER OF SERVICING

      Seller shall transfer to Purchaser servicing responsibility with respect to Mortgage Loans purchased by Purchaser in accordance with procedures set forth in the Manual.

    SECTION 13. MERGER OR CONSOLIDATION OF SELLER

      Seller will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement. Any entity into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller shall be a party, or any entity succeeding to the business of Seller, shall be the successor of Seller hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving entity shall be an institution whose deposits are insured by FDIC or a company whose business is the origination and servicing of mortgage loans, unless otherwise consented to by Purchaser, which consent shall not be unreasonably withheld.

    SECTION 14. TERMINATION

      Either party may terminate this Agreement with respect to future transactions effective upon receipt of notice of such termination. Such termination shall not affect Mortgage Loans which Seller has offered to sell and Purchaser has agreed to purchase in accordance with the procedures set forth in the Manual.

    SECTION 15. GENERAL PROVISIONS

      15.01  NOTICES

             All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given when received by the other party at its address as follows:

               (i)  if to Purchaser:

                    LIFE BANK
                    10540 Magnolia Avenue, Suite B
                    Riverside, CA 92505-1814
                    Attn. Joseph R. L. Passerino

                    (909) 637-4000
                    (888) 388-5433

               (ii) if to Seller

                       Austin Funding Corp.
                       P.O. Box 36
                       Peel, AR. 72668

                    Attn. Jeffrey Dell

      15.02  SEVERABILITY

             Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability in any jurisdiction without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction.

      15.03  COUNTERPARTS

             This Agreement may be executed in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

      15.04  GOVERNING LAW

             The agreement shall be construed in Accordance with the laws of the State of California and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the State of California, except to the extent preempted by federal law.

      15.05  INTENTION OF THE PARTIES

             It is the intention of the parties that Purchaser is purchasing, and Seller is selling the Mortgage Loans and not a debt instrument of Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for federal income tax purposes as a sale by Seller, and a purchase by Purchaser, of the Mortgage Loans.

     15.06   PLACE OF CONTRACTING

             Seller and Purchaser each agree that this Agreement has been entered into and is to be performed within the State of California and the County of Riverside.

     15.07   ATTORNEYS' FEES AND COSTS

             In the event an action, including but not limited to the commencement of civil litigation, is commenced to enforce any of the provisions of this Agreement or to obtain declaratory relief in connection with any of the provisions of this Agreement or the mortgages that are purchased by Purchaser as a result this Agreement, the prevailing party shall be entitled to recover attorneys' fees, costs and expenses incurred therein.

     15.09   PLACE OF CONTRACTING

             Seller and Purchaser each agree that this Agreement has been entered into and is to be performed within the State of California and the County of Riverside.

     15.10   SUCCESSORS AND ASSIGNS; ASSIGNMENT OF AGREEMENT

             This Agreement shall bind and inure to the benefit of and be enforceable by Seller and Purchaser and the respective successors and assigns of Seller and Purchaser. This Agreement shall not be assigned, pledged or hypothecated by Seller to a third party without the consent of Purchaser.

     15.11   WAIVERS

             No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

     15.12   BROKERS

             Each party shall indemnify, defend and hold harmless the other from and against any claims for broker's or finder's fees based upon actions or alleged actions for the indemnifying party.

     15.13   AMENDMENT OF MANUAL AND PROGRAM REQUIREMENTS

             Purchaser may, from time to time in its sole discretion, amend the Manual or any Program Requirements, provided that no such amendment shall affect any Mortgage Loan which Purchaser has, prior to Seller's receipt of notification of such amendment, agreed to purchase pursuant to the Manual and Program Requirements in effect prior to such amendment.

     15.14   FURTHER AGREEMENTS

             Seller and Purchaser each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purpose of this Agreement.

    IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

                                LIFE BANK

                                By:
                                   -------------------------------------------

                                Name:
                                     -----------------------------------------

                                Title:
                                      ----------------------------------------

                                (Seller)  AUSTIN FUNDING CORPORATION

                                By: /s/ GLENN LAPOINTE
                                   -------------------------------------------

                                Name: Glenn LaPointe
                                     -----------------------------------------

                                Title:  President
                                      ----------------------------------------